Exhibit 11.2

INTERNAL RULES FOR THE EMPLOYEES OF GENMAB A/S (CVR NO. 21032884) AND ITS DIRECTLY AND INDIRECTLY OWNED SUBSIDIARIES REGARDING THE PREVENTION OF INSIDER DEALING, OPEN TRADING WINDOWS AND UNLAWFUL DISCLOSURE OF INSIDE INFORMATION

1. PURPOSES

1.1 The purposes of the following rules are to prevent the employees of Genmab A/S (the "Company") and its directly and indirectly owned subsidiaries (the "Subsidiaries") from carrying out insider dealing and to prevent unlawful disclosure of inside information.

2. THE PERSONS AND COMPANIES COVERED BY THESE RULES

2.1 These rules (the "Internal Rules") shall apply to all employees of the Company as well as employees of its Subsidiaries (currently Genmab B.V., Genmab Holding B.V.; Genmab K.K.; Genmab US, Inc.; Profound Bio, Inc.; Profound Bio US Co.; Profound Bio, Limited; Profound Bio (Suzhou) Co., Ltd.; Profound Bio (Suzhou) Co., Ltd. – Shanghai Branch; and Beijing Puyifang Biotechnology Co., Ltd.). However, to the members of the Company’s board of directors (the “Board of Directors”), the registered and un-registered members of the Company’s executive management (the “Executive Management”) and other members of the Company's executive committee, and other persons who have been included on the permanent insiders' section of the Company's insider list, a special instruction shall apply. Employees comprised by the special instruction will receive written notice thereof. The rules contained in Section 7 below regarding Insider Lists shall only apply to those employees who – from time to time – are included on an Insider List.

2.2 If the Company establishes one or more new directly and indirectly owned subsidiaries, these Internal Rules shall also apply to employees of such subsidiaries.

3. FINANCIAL INSTRUMENTS (SECURITIES) COVERED BY THE INTERNAL RULES

3.1 These Internal Rules shall apply to financial instruments issued by the Company, which are admitted for trading and listing on Nasdaq Copenhagen, Nasdaq Global Select Market in the U.S. and any other listed or non-listed financial instruments related thereto. The financial instruments, to which these Internal Rules shall apply, are hereinafter referred to as the "Securities".

4. DEFINITION OF "INSIDE INFORMATION"

4.1 "Inside Information" means information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company, its Subsidiaries or one or more Securities, and which, if it were made public, would be likely to have a significant effect on the prices of one or more Securities.

4.2 Information is deemed to be "of a precise nature" if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, which is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of one or more Securities.

Exhibit 11.2

4.3 Information which, if it were made public, would be likely to have a "significant effect" on the prices of one or more Securities means information a reasonable investor would be likely to use as part of the basis of his or her investment decisions. According to U.S. securities regulation, Inside Information includes any non-public information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.

4.4 The following information will usually be considered Inside Information:

•Major expansion or reduction of the activities of the Company.

•Entering into/termination of major contracts including co-operation agreements or license agreements as well as receipt of larger payments under such agreements.

•Significant research results (including in particular from clinical trials) as well as regulatory approvals/denials.

•Important new products or product candidates.

•Major new markets or loss of such markets.

•Major investments.

•Legal proceedings instituted by or against the Company if it is considered that the result thereof may be of material importance.

•Winding-up, suspension of payments, petition for winding-up proceedings etc.

•Proposal for merger with another company.

•Transfer of a majority shareholding in the Company.

•Amendment of the registered members of the Executive Management or the chair or the vice chair of the Board of Directors.

5. HANDLING OF INSIDE INFORMATION

5.1 A person in possession of Inside Information may generally not disclose such knowledge to others, whether internally within the Company or externally to closely related parties (spouse, children etc.) or others, and may not give trading advice to others, even if the advice is given without disclosing Inside Information.

5.2 Disclosure of Inside Information may, however, take place, if it is made in the normal exercise of employment, profession or duties.

5.3 A recipient of Inside Information will be prevented from trading in Securities until such information has been made public.

5.4 If an employee is in doubt as to whether he/she may disclose Inside Information to others internally or externally the employee shall submit the matter to his/her superior before disclosing the Inside Information.

Exhibit 11.2

5.5 If an employee needs to pass on Inside Information externally (including to legal advisers, accountants and financial consultants) the employee in question shall ensure - prior to disclosure - that the receiver is legally obligated to treat such information in confidence by either law, regulation or contract (e.g. a confidentiality agreement).

6. SECURING OF INSIDE INFORMATION

6.1 Any person who is in possession of material containing Inside Information shall be responsible for the material being kept and handled in a manner, which shall not permit others to become acquainted with its contents.

6.2 In order to meet the obligations in Section 6.1, particular care should be exercised in connection with copying, mailing (including by email) externally and internally and in similar situations. In this respect, the following precautions in particular may be considered:

•to refer to sensitive matters using an anonymous name or a code;

•to restrict access to letters and documents etc. in the computer system so that only the persons having a need for them in the dispatch of their work can gain access to the material;

•to take the utmost care to ensure that confidential material and drafts for such material are never left by copying machines, in conference rooms or in waste paper baskets without being shred properly;

•to take the utmost care when transmitting by fax, for instance by coordinating such fax transmissions between recipient and sender so that personal receipt by the recipient is made possible;

•to arrange plain envelopes when handling material internally; and

•to ensure that external mailing is marked "personal and confidential" or similar marking and is addressed to a specific recipient.

7. INSIDER LISTS

7.1 The Company shall establish and continuously update lists of those persons who are employed by the Company (as well as by its Subsidiaries) and who have access to Inside Information cf. Article 18 of the Market Abuse Regulation ("Insider Lists"). Each person shall be informed about his/her inclusion or exclusion of an Insider List.

7.2 All persons included on an Insider List are prohibited from conducting transactions with Securities on their own account or on the account of a third party, directly or indirectly.

8. OPEN TRADING WINDOWS

8.1 The Company may identify employees that may only carry out transactions with Securities (whether for their own account or for the account of a third party, directly or indirectly) twenty-four (24) hours after publication of the Company's interim financial reports or the annual report and during a period ending six (6) weeks after publication of the Company's interim financial reports or

Exhibit 11.2

the annual report ("Open Trading Windows"). Such employees must be informed in writing that they are subject to these Open Trading Windows.

8.2 An employee subject to Open Trading Windows is not allowed to trade in an Open Trading Window if the employee possesses Inside Information.

8.3 Transactions with Securities outside an Open Trading Window may be effected in particular circumstances, subject to the prior written acceptance by the chair of the Board of Directors. Such acceptance shall be made on a case-by-case basis due to exceptional circumstances, such as severe financial difficulty or due to the characteristics of the trading involved for transactions made under employee share programs etc. Acceptance will never be made if the employee asking for such acceptance is in possession of Inside Information.

8.4 Subscription of new employee shares (which shall include also subscription through the exercise of warrants granted to employees) may take place outside an Open Trading Window. However, for the avoidance of doubt it is noted that the shares subscribed may only be sold within an Open Trading Window and always subject to the general prohibition against insider dealing, cf. Section 9.

8.5 The Board of Directors or - in urgent matters - the chair of the Board of Directors may in one-off cases lay down further restrictions concerning the period within which the Securities subject to these Internal Rules may not be traded and may close an Open Trading Window at any time, in which case the employees must be notified thereof.

9. PROHIBITION AGAINST INSIDER DEALING

9.1 In connection with transactions with Securities, employees shall comply strictly with the prohibition against insider dealing.

9.2 Insider dealing arises if an employee possesses Inside Information and uses that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Securities to which that information relates. The use of Inside Information by cancelling or amending an order concerning a Security to which the information relates where the order was placed before the employee possessed the Inside Information, shall also be considered insider dealing.

9.3 If employees are in possession of Inside Information, they shall not engage in any transactions regarding Securities.

10. COMPLIANCE WITH THE INTERNAL RULES AND SANCTIONS

10.1 These Internal Rules shall be kept by the Legal Department from where they can be requisitioned.

10.2 The Company shall continuously ensure, that the employees of the Company and its Subsidiaries are familiar with the contents of these Internal Rules and aware of the duties, responsibilities and implications these Internal Rules may inflict on the employees of the Company and such Subsidiaries.

Exhibit 11.2

10.3 It is emphasized that breach of the rules contained in these Internal Rules may be considered a criminal offence in Denmark and the United States and as sufficient grounds for summary dismissal. In Denmark, any breach of the prohibitions against insider dealing and unlawful disclosure of Inside Information by an employee may - depending on the circumstances – be punishable by a fine or imprisonment up to one (1) year and six (6) months, and in particularly grave cases imprisonment up to six (6) years. In the United States, such a breach may result in penalties and sanctions that include disgorging any profits gained or loss avoided, up to 20 years in prison, criminal fines of up to USD 5 million, and civil penalties of up to three times the profit gained or loss avoided (whether directly by an employee, or by a third party as a result of the employee’s breach) and civil injunctions by the U.S. Securities Exchange Commission.

11. UNINTENTIONAL SPREAD OF INSIDE INFORMATION

In case an employee finds or reasonably suspects that Inside Information has been disclosed in violation of the rules contained in these Internal Rules he/she must immediately inform the Executive Management of this. The Executive Management will thereafter assess whether a public disclosure of the information is required.

12. UNDERSTANDING

Any questions regarding the understanding of these Internal Rules shall be dealt with and answered only by the Executive Management or by a person authorized by the Executive Management. The Company’s Legal Department is authorized by the Executive Management to answer questions regarding the understanding of these Internal Rules.

13. DUTY OF DISCLOSURE OF INFORMATION TO NASDAQ COPENHAGEN AND THE DANISH FINANCIAL SUPERVISORY AUTHORITY AND INCONSISTENCIES

The Company is obliged to provide a copy of the Insider Lists to Nasdaq Copenhagen and the Danish Financial Supervisory Authority on request. The Company may also share these Internal Rules with Nasdaq Copenhagen as well as authorities in Denmark and/or the U.S. Nothing herein shall take precedence over applicable rules and regulations and in the cases of any inconsistency between the contents of these rules and the Market Abuse Regulation and regulations issued thereunder, said regulations (as the case may be) shall take precedence.

14. COMMENCEMENT AND CHANGES

These Internal Rules shall become effective on January 1, 2025, and may only be changed by the Board of Directors. These Internal Rules shall be reviewed by the Board of Directors at least once a year.

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Adopted by the Board of Directors on November 21, 2024.